Exhibit 99.1

Tauriga Sciences, Inc. and Mr. Checkout Distributors Sign Distribution Agreement to Launch Tauri-Gum Nationwide to as Many as 200,000 Retail Stores & Locations Press Release | 07/06/2020

This Launch of Tauri-Gum™ will be Supported by a National Network of More than 1,100 Independent Direct Store Delivery (“DSD”) Distributors

NEW YORK, NY, July 06, 2020 (GLOBE NEWSWIRE) — via NEWMEDIAWIRE ‒ Tauriga Sciences, Inc. (OTCQB: TAUG) (“Tauriga” or the “Company”), a revenue generating, diversified life sciences company, with a proprietary line of functional “supplement” chewing gums (Flavors: Pomegranate, Blood Orange, Peach-Lemon, Pear Bellini, Mint, Black Currant) as well as two ongoing Biotechnology initiatives, today announced that it has entered into a Go-To-Market Distribution Agreement (the “Agreement”) with Oviedo, Florida based Mr. Checkout Distributors (“Mr. Checkout”). This Agreement (mutually executed on June 29, 2020) enables the Company to launch its flagship brand Tauri-Gum™, on a National level, through Mr. Checkout’s network of Independent DSD Distributors that service approximately 200,000 stores and retail locations across the United States. These stores include some of the most well-known convenience stores, gas station marts, and supermarket chains. Mr. Checkout has also provided the Company with inventory funding options, in anticipation of potential large sales volume.

The Tauri-Gum™ Brand is Comprised of: 6 distinct “functional” chewing gum flavors/versions: [3] CBD Isolate Infused (Pomegranate, Blood Orange, Mint), [2] CBG Isolate Infused (Peach-Lemon, Black Currant), and [1] Immune Booster / Vitamin C & Zinc Infused (Pear Bellini). CBD = Cannabidiol / CBG = Cannabigerol

Link - Corporate Website, Mr. Checkout Distributors: https://mrcheckout.net/retail-channel-partners/

Tauriga’s CEO Seth M. Shaw expressed, “The Company is excited to have this opportunity to launch its flagship Tauri-Gum™ brand on a national level, with the preeminent DSD Distributor in the United States. This is an important puzzle piece, with respect to the Company’s strategy to build Tauri-Gum™ into a major national brand. The Company is targeting the month of September 2020, to commence this National product launch.

Joel Goldstein, CEO of Mr. Checkout Distributors, stated, “After an extensive period of review, we decided to move forward with and include the Tauri-Gum™ product line as part of our product offerings. We were particularly impressed with the quality, taste, diversity, and packaging of this exciting new brand. We look forward to working with Tauriga Sciences, Inc. to make Tauri-Gum™ available to customers across the Country.

ABOUT TAURIGA SCIENCES, INC.

Tauriga Sciences, Inc. (TAUG) is a revenue generating, diversified life sciences company, engaged in several major business activities and initiatives. The company manufactures and distributes several proprietary retail products and product lines, mainly focused on the Cannabidiol (“CBD”) and Cannabigerol (“CBG”) Edibles market segment. The main product line, branded as Tauri-Gum™, consists of a proprietary supplement chewing gum that is both Kosher certified and Vegan formulated (CBD Infused Tauri-Gum™ Flavors: Mint, Blood Orange, Pomegranate) & (CBG Infused Tauri-Gum™ Flavor: Peach-Lemon). The Company’s commercialization strategy consists of a broad array of retail customers, distributors, and a fast-growing E-Commerce business segment (E-Commerce website: www.taurigum.com). Please visit our corporate website, for additional information, as well as inquiries, at www.tauriga.com.

Complementary to the Company’s retail business, are its two ongoing biotechnology initiatives. The first one relates to the development of a Pharmaceutical grade version of Tauri-Gum™, for nausea regulation (specifically designed to help patients that are subjected to ongoing chemotherapy treatment). On March 18, 2020, the Company announced that it filed a provisional U.S. patent application covering its pharmaceutical grade version of Tauri-Gum™. The Patent, filed with the U.S.P.T.O. is Titled “MEDICATED CBD COMPOSITIONS, METHODS OF MANUFACTURING, AND METHODS OF TREATMENT”. The second one relates to a collaboration agreement with Aegea Biotechnologies Inc. for the co-development of a rapid, multiplexed, Novel Coronavirus (COVID-19) test with superior sensitivity and selectivity.

The Company is headquartered in New York City and operates a regional office in Barcelona, Spain. In addition, the Company operates a full-time E-Commerce fulfillment center located in LaGrangeville, New York.

ABOUT MR. CHECKOUT DISTRIBUTORS

Established 1989 | Mr. Checkout is a national group of Independent DSD Distributors, Full-Line Grocery Distributors and Wagon-Jobbers. We represent products in over 60 major retailers and manage 13 industry associations with over 150,000 independent retail members. Distributors, Wholesalers, and Retailers turn to Mr. Checkout to find the best-selling products, learn which categories are trending and discover what is the next hot new product. Please visit the following website: https://mrcheckout.net/dsd-distribution/

DISCLAIMER — Forward-Looking Statements

This press release contains certain “forward-looking statements” as defined by the Private Securities Litigation Reform Act of 1995 which represent management’s beliefs and assumptions concerning future events. These forward-looking statements are often indicated by using words such as “may,” “will,” “expects,” “anticipates,” believes, “hopes,” “believes,” or plans, and may include statements regarding corporate objectives as well as the attainment of certain corporate goals and milestones. Forward-looking statements are based on present circumstances and on management’s present beliefs with respect to events that have not occurred, that may not occur, or that may occur with different consequences or timing than those now assumed or anticipated. Actual results may differ materially from those expressed in forward-looking statements due to known and unknown risks and uncertainties, such as are not guarantees of general economic and business conditions, the ability to successfully develop and market products, consumer and business consumption habits, the ability to consummate successful acquisition and licensing transactions, fluctuations in exchange rates, and other factors over which Tauriga has little or no control. Many of these risks and uncertainties are discussed in greater detail in the “Risk Factors” section of Tauriga’s Form 10-K and other filings made from time to time with the Securities and Exchange Commission. Such forward-looking statements are made only as of the date of this release, and Tauriga assumes no obligation to update forward-looking statements to reflect subsequent events or circumstances. You should not place undue reliance on these forward-looking statements.

CONTACT INFORMATION

Tauriga Sciences, Inc.

555 Madison Avenue, 5th Floor

New York, NY 10022

Chief Executive Officer

Mr. Seth M. Shaw

Email: sshaw@tauriga.com

Cell # (917) 796 9926

Instagram: @taurigum

Twitter: @SethMShaw

Corp. Website: www.tauriga.com

E-Commerce Website: www.taurigum.com

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●	Tauriga Sciences

Tauriga Sciences